UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  December 29, 2005

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 000-32261

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 29, 2005, ATP Oil & Gas Corporation (the “Corporation”) entered into employment contracts (the “Employment Agreements”) with the following officers of the Company: T. Paul Bulmahn, President and Chairman of the Board of Directors; G. Ross Frazer, Vice President, Engineering; Keith R. Godwin, Chief Accounting Officer; Scott D. Heflin, Vice President and Controller; Isabel M. Plume, Chief Communications Officer; Albert L. Reese, Jr., Chief Financial Officer; Gerald W. Schlief, Senior Vice President; Mickey W. Shaw, Vice President, Production Operations; Robert M. Shivers, III, Vice President, Projects; Leland E. Tate, Chief Operating Officer; John E. Tschirhart, General Counsel; Pauline H. van der Sman-Archer, Vice President, Administration (collectively, the “Employees”). The executed agreements are attached in Exhibits 10.1 through 10.12 hereto.

The following terms of the Employment Agreements are the same for each of the Employees.  Each Employee’s remuneration is agreed to be his or her current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in the Company’s bonus and stock-based compensation plans. The Employment Agreements expire on November 30, 2008, unless sooner terminated by either the Employees or the Company. The Employment Agreements further provide for automatic extensions for additional one-year periods. Termination of employment of each Employee may occur at any point, with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Employees will be entitled to receive salary through the Date of Termination, plus accrued but unpaid vacation and any other payments or benefits to be provided to the Employee pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Termination Date. Should termination of employment occur due to death or disability, then each Employee will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement and immediate vesting in outstanding Restricted Stock awarded in conjunction with this Agreement. Alternatively, should termination of employment occur without Cause or by Employee for Good Reason, each affected Employee will be entitled to salary through the end of the Agreement Term, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with this Agreement and one year of continued medical, dental, life and disability benefits for the Employee, spouse and eligible dependents. Should termination of employment occur at or during the twelve months subsequent to a change in control, as defined, then Employee will be entitled to 1.5 times the Employee’s salary, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with this Agreement and one year of continued medical, dental, life and disability benefits for the Employee, spouse and eligible dependents.  Further, the Company agrees to compensate Employees for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986 of the payments made under these Agreements, including, but not limited to excise taxes, penalties, fines and interest.

As the principal administrator of the employee bonus plans in which all employees are eligible to participate, Mr. Bulmahn does not participate in those plans. Instead, his compensation is recommended by the Compensation Committee of the Board of Directors, is approved by the Board of Directors, and is a target-based incentive compensation. The Employment Agreement with Mr. Bulmahn provides for terms similar to those described above, except that in the event of a change in control, Mr. Bulmahn will receive 2.99 times his salary, plus a pro rata incentive compensation payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with this Agreement and three years of continued medical, dental, life and disability benefits for himself, his spouse and eligible dependents.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement between ATP Oil & Gas Corporation (“ATP”) and Pauline H. van der Sman-Archer, dated December 29, 2005.
10.2	Employment Agreement between ATP and John E. Tschirhart, dated December 29, 2005.
10.3	Employment Agreement between ATP and Leland E. Tate, dated December 29, 2005.
10.4	Employment Agreement between ATP and Robert M. Shivers, III, dated December 29, 2005.
10.5	Employment Agreement between ATP and Mickey W. Shaw, dated December 29, 2005.
10.6	Employment Agreement between ATP and Gerald W. Schlief, dated December 29, 2005.
10.7	Employment Agreement between ATP and Albert L. Reese, Jr., dated December 29, 2005.
10.8	Employment Agreement between ATP and Isabel M. Plume, dated December 29, 2005.
10.9	Employment Agreement between ATP and Scott D. Heflin, dated December 29, 2005.
10.10	Employment Agreement between ATP and Keith R. Godwin, dated December 29, 2005.
10.11	Employment Agreement between ATP and George Ross Frazer, dated December 29, 2005.
10.12	Employment Agreement between ATP and T. Paul Bulmahn, dated December 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATP OIL & GAS CORPORATION

Date: December 30, 2005	By:	/s/ ALBERT L. REESE, JR.
Albert L. Reese, Jr.
Chief Financial Officer